Exhibit 99.01

News Release Andrea Prochniak, Investors 212.756.4542 Andrea.Prochniak@alliancebernstein.com	Jonathan Freedman, Media 212.823.2687 Jonathan.Freedman@alliancebernstein.com

AllianceBernstein Announces April 30, 2014 Assets Under Management

New York, NY, May 12, 2014 – AllianceBernstein L.P. and AllianceBernstein Holding L.P. (NYSE: AB) today announced that preliminary assets under management increased to $457 billion during April 2014 from $454 billion at the end of March. The 0.6% increase was driven by market appreciation and slight firmwide net inflows. By channel, Institutional net flows were positive and Retail net flows were flat, while Private Client net flows were negative.

AllianceBernstein L.P. (The Operating Partnership)
Assets Under Management ($ in Billions)

	At April 30, 2014				At Mar 31
					2014
	Institutions	Retail	Private Client	Total	Total

Equity
Actively Managed	$29	$42	$37	$108	$109
Passive	21	27	1	49	48
Total Equity	50	69	38	157	157

Fixed Income
Taxable	143	62	10	215	213
Tax-Exempt	2	9	19	30	30
Passive	0	10	0	10	9
Total Fixed Income	145	81	29	255	252

Other(1)	33	6	6	45	45
Total	$228	$156	$73	$457	$454

At March 31, 2014

Total	$226	$155	$73	$454

(1)	Includes multi-asset solutions and services, and certain alternative investments.

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Cautions Regarding Forward-Looking Statements

Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and current and proposed government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AllianceBernstein cautions readers to carefully consider such factors.  Further, such forward-looking statements speak only as of the date on which such statements are made; AllianceBernstein undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.  For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AllianceBernstein’s Form 10-K for the year ended December 31, 2013 and Form 10-Q for the quarter ended March 31, 2014. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AllianceBernstein files with or furnishes to the SEC and any other public statements issued by AllianceBernstein, may turn out to be wrong.  It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed above, could also adversely affect AllianceBernstein’s financial condition, results of operations and business prospects.

About AllianceBernstein

AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private clients in major world markets.

At March 31, 2014, AllianceBernstein Holding L.P. owned approximately 35.8% of the issued and outstanding AllianceBernstein Units and AXA, one of the largest global financial services organizations, owned an approximate 63.6% economic interest in AllianceBernstein.

Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

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